Exhibit 3.263

Application to Form a Limited Liability Company

State of Washington

Secretary of State

UBI: 602 594 489

Filed on: 3/15/06

Name of Limited Liability Company (LLC): Burlington Coat Factory of Washington, LLC

Address of LLC’s Principal Place of Business 1830 Route 130 North, Burlington, NJ 08016

Effective Date of LLC: Upon filing by the Secretary of State

Management of LLC is vested in one or more managers: No

Name and address of Washington State Registered Agent: Corporation Service Company, 6500 Harbour Heights Parkway, Suite 400, Mukilteo, WA 98275

Name and addresses of each person executing this certificate: Cindy Rashed Reilly, Kirkland & Ellis LLP, 153 East 53rd Street, New York, NY 10022

/s/ Cindy Rashed Reilly